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                                                                    Exhibit 15.1




The Board of Directors
Armstrong World Industries, Inc.:

Re: 462(b) Registration Statement on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 8, 1998, and August 12, 1998, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
October 21, 1998